                                                                     EXHIBIT 4.2


                          INTROGEN THERAPEUTICS, INC.,

                         CERTIFICATE OF DESIGNATIONS OF
                 SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

                  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, David G. Nance and Rodney Varner, being the Chief Executive Officer and Secretary, respectively, of Introgen Therapeutics, Inc., a Delaware corporation (the "Company"),

                  DO HEREBY CERTIFY:

                  FIRST, that they are the duly elected Chief Executive Officer and Secretary, respectively, of the Company.

                  SECOND, that pursuant to the authority conferred upon the Company's Board of Directors (the "Board") by Article Four of the Company's Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 17, 2000 (the "Restated Certificate"), the Board on June 30, 2001 adopted the following recitals and resolutions creating a new series of preferred stock designated as Series A Non-Voting Convertible Preferred Stock (the "Series A Preferred):

                  WHEREAS, the Restated Certificate provides for two authorized classes of stock known as Common Stock and Preferred Stock, the Preferred Stock being issuable from time to time in one or more series;

                  WHEREAS, the Board is authorized by the Restated Certificate to determine the powers, rights, preferences, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

                  WHEREAS, the Board desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, such series;

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Restated Certificate, a new series of Preferred Stock to be designated "Series A Non-Voting Convertible Preferred Stock," be, and it hereby is, created, and the Board hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows (all terms used herein which are not otherwise defined shall have the meanings set forth in the Restated Certificate):

                  Section 1. Designation of Series, Amount and Par Value. The series of preferred stock shall be designated as "Series A Non-Voting Convertible Preferred Stock", and the number of shares so designated shall be one hundred thousand (100,000) (which number shall not be subject to increase without the consent of the holders of at least a majority of the Series A Preferred). Each share of Series A Preferred shall have a par value of $0.001.

                  Section 2. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the holders of the Series A Preferred shall not have any right or power to vote. On any matter on which the holders of the Series A Preferred shall be entitled to vote, each share of Series A Preferred shall entitle the holder thereof to cast a number of votes equal to the number of votes that could be cast by a holder of the Common Stock into which such share of Series A Preferred is convertible on the applicable record date for such vote.

                  Section 3. Dividends. The holders of the Series A Preferred shall be entitled to receive, on a pari passu basis with the holders of Common Stock, such dividends as may be declared from time to time by the Board, provided, however, that for this purpose each share of Series A Preferred shall be entitled to receive an amount of dividends equal to product of multiplying (a) the number of shares of Common Stock into which such share of Series A Preferred is convertible by (b) the dividend amount for each share of Common Stock.

                  Section 4. Conversion.

                  (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully paid and nonassessable shares of the Common Stock as is determined using the Conversion Ratio (as defined in Section 4(e)); provided, however, that no such conversion shall become effective unless and until any and all legal requirements associated with such conversion, including but not limited to any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the expiration of any applicable waiting period thereunder, shall have been satisfied.

                  (b) Conversion at the Election of the Company. All shares of Series A Preferred shall be converted into that number of fully paid and nonassessable shares of Common Stock as is determined using the Conversion Ratio (as defined in Section 4(e)), at any time on or after August 1, 2001, upon a resolution of the Board to such effect; provided, however, that no such conversion shall become effective unless and until any and all legal requirements associated with such conversion, including but not limited to any necessary filing under the HSR Act and the expiration of any applicable waiting period thereunder, shall have been satisfied. Upon the adoption of such a resolution and conversion of shares of Series A Preferred into shares of Common Stock pursuant to this Section 4(b), the Company shall promptly deliver to each former holder of shares of Series A Preferred a notice

         ("Conversion Notice") advising such holder of (i) such conversion and the effective date thereof; (ii) the number of shares of Common Stock issuable to such holder upon conversion of the shares of Series A Preferred held by such holder and (iii) the address to which such holder should return the certificate or certificates representing the shares of Series A Preferred held by such holder in order to receive a certificate evidencing the shares of Common Stock issuable to such holder upon conversion. The Conversion Notice shall be accompanied by a true and correct copy of the resolution of the Board that effected the conversion of the Series A Preferred.

                  (c) Conversion Date. The date upon which shares of Series A Preferred convert to shares of Common Stock pursuant to Section 4(a) or 4(b) shall be referred to as the "Conversion Date".

                  (d) Delivery of Certificates for Shares of Common Stock Issued Upon Conversion. Upon the conversion of shares of Series A Preferred into shares of Common Stock, the Company shall promptly deliver to each holder of Series A Preferred a certificate or certificates representing the number of shares of Common Stock issued upon the conversion of shares of Series A Preferred. Notwithstanding the foregoing, the Company shall not be obligated to issue a certificate to a holder evidencing the shares of Common Stock issuable to such holder upon conversion of such holder's shares of Series A Preferred until after the certificate or certificates evidencing such holder's shares of Series A Preferred are delivered for conversion to the Company, or the holder of such shares of Series A Preferred notifies the Company that such certificates have been lost, stolen or destroyed and such holder provides an affidavit, in a form reasonably satisfactory to the Company, to such effect. The Company shall, upon the request of any holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4.

                  (e) Conversion Ratio. Subject to Section 4(f), each share of Series A Preferred shall be convertible into that number of shares of Common Stock (the "Conversion Ratio") that is determined by this
         Section 4(e):

                      (i) If on the date of issuance of such share of Series A Preferred, the closing price of a share of Common Stock on the NASDAQ National Market (the "Closing Price") is greater than or equal to $6.00 per share and less than or equal to $8.00 per share, the Conversion Ratio shall be the number obtained by the following formula:

                  Conversion Ratio =     2,166,666
                                       ------------
                                          100,000

                      (ii) If on the date of issuance of such share of Series A Preferred, the Closing Price is greater than or equal to $4.00 per share and less than $6.00 per share, the Conversion Ratio shall be the number obtained by the following formula:

          Conversion Ratio =  2,166,666 + [2,083 x (6.00 - Closing Price) x 100]
                             --------------------------------------------------
                                                  100,000

                      (iii) If on the date of issuance of such share of Series A Preferred, the Closing Price is less than $4.00 per share, the Conversion Ratio shall be the number obtained by the following formula:

              Conversion Ratio =                  25,000,000
                                   --------------------------------------
                                    (Closing Price) x (2.42) x (100,000)

(iv) If on the date of issuance of such share of Series A Preferred, the Closing Price is greater than $8.00 per share, the Conversion Ratio shall be the number obtained by the following formula:

              Conversion Ratio =                  25,000,000
                                   --------------------------------------
                                    (Closing Price) x (1.44) x (100,000)

                  (f) Adjustments.

                      (i) Adjustment to Conversion Ratio for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company, at any time or from time to time while any shares of Series A Preferred are outstanding, shall (A) declare or pay, without consideration, a stock dividend or otherwise make a distribution or distributions on shares of its capital stock payable in shares of Common Stock (or securities convertible into shares of Common Stock) or in any right to acquire Common Stock for no consideration; (B) effect a subdivision or split of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock); (C) combine or consolidate, by reclassification or otherwise, outstanding shares of Common Stock into a lesser number of shares or (D) issue by reclassification or exchange of the Common Stock any shares of capital stock of the Company, then the Conversion Ratio shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after such event and the denominator of which shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this Section 4(f)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                      (ii) Adjustments for Reclassification and Reorganization. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series A Preferred then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of

         Common Stock following such reclassification or share exchange, and the holders of the Series A Preferred shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Series A Preferred could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                      (iii) Certificate as to Adjustments. Whenever the Conversion Ratio is adjusted or readjusted pursuant to Section 4(f)(i), or there is an adjustment or readjustment pursuant to Section 4(f)(ii), the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate (an "Adjustment Certificate") setting forth (i) such adjustment or readjustment; (ii) the Conversion Ratio in effect after such adjustment or readjustment and (iii) a detailed statement of the facts requiring such adjustment or readjustment. The Company shall, upon the written request at any time of any holder of share of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment; (ii) the Conversion Price for such series of Preferred Stock currently in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  (g) No Impairment. The Company shall not, by amendment of its Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

                  (h) Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Fair Market Value of a share of Common Stock at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series A Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole fully paid and nonassessable share of Common Stock. "Fair Market Value" means on any particular date (i) the closing price per share of Common Stock on such date on the NASDAQ or on any subsequent market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing price per share of Common Stock on the NASDAQ or on such subsequent market on the date nearest preceding such date; (ii) if the Common Stock is not then listed or quoted on the NASDAQ or on such subsequent market, the closing price per share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date;
         (iii) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Company or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board.

                  (i) Consolidation or Merger. In case of any consolidation or merger of the Company with or into another person or in case of any sale or transfer to another person of the property of the Company as an entirety or substantially as an entirety, then the holders of the Series A Preferred then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such consolidation, merger, sale or transfer by a holder of a number of shares of the Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such consolidation, merger, sale or transfer. This provision shall similarly apply to successive consolidations, mergers, sales or transfers.

                  (j) Issue Taxes. The issuance of certificates for Common Stock upon conversion of Series A Preferred shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred so converted.

                  (k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate. The Company will take all such actions as may be required to assure that all shares of Common Stock issuable upon conversion of Series A Preferred will, upon issuance, be duly authorized, legally and validly issued, fully paid and non-assessable and free from all liens, encumbrances, equities or claims.

                  Section 5. No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

                  Section 6. Notices. Any and all notices or other communications or deliveries to be provided by the holders of the Series A Preferred hereunder, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company addressed to 301 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: David G. Nance, Chief Executive Officer, or to facsimile number (512) 708-9311, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 6 prior to 6:30 p.m. (New York City time); (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 6 later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (iii) upon receipt, if sent by a nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

                  THIRD, that the above resolution applies to 100,000 shares of the Company's authorized but unissued Preferred Stock.

                                    * * * * *

         IN WITNESS WHEREOF, Introgen Therapeutics, Inc. has caused this Certificate of Designations of Series A Non-Voting Convertible Preferred Stock to be signed by the undersigned this 2nd day of July 2001.


                                       /s/ DAVID G. NANCE
                                       ---------------------------------------
                                       David G. Nance, Chief Executive Officer


                                       /s/ RODNEY VARNER
                                       ---------------------------------------
                                       Rodney Varner, Secretary